FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
(LIBERTY CROSS, ROWLETT, TEXAS)

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 2nd day of May, 2012, by and between NWC LIBERTY GROVE & SH 66, LTD., a Texas limited partnership (“Seller”), and AMERICAN REALTY CAPITAL IV, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.    Seller and Purchaser entered into that certain Purchase and Sale Agreement (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated April 23, 2012, that certain Second Amendment to Purchase and Sale Agreement dated April 27, 2012, and that certain Third Amendment to Purchase and Sale Agreement dated May 1, 2012 (collectively, the “Agreement”).

B.    Seller and Purchaser desire to ament the Agreement as hereinafter provided.

C.    All terms which are defined in the Original Agreement shall have the same meaning when used in this Amendment unless specifically provided herein to the contrary.

AGREEMENT

In consideration of the foregoing, Ten and No/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.    Purchase Price. The Purchase Price under the Agreement is amended to be $21,582,000.00.

2.    Closing Date. Section 5 of the Original Agreement is hereby amended to provide that the Closing Date shall be June 1, 2012.

3.    Expiration of Inspection Period. Purchaser acknowledges and agrees that it has satisfied itself as to the condition of the Property with respect to zoning and legal compliance issues, environmental issues, title and survey issues, the physical condition of any improvements located on the Property, and all other issues related to the condition or status of the Property, and that the Inspection Period under the Agreement has expired. Notwithstanding the foregoing, as provided in, and subject to, Section 3.2 of the Original Agreement, Purchaser and Purchaser's designated representatives shall continue to have the right to access the Property for so long as the Agreement remains in effect. Further, the provisions of Sections 9 and 10 of the Original Agreement shall continue in effect. Purchaser expressly acknowledges and agrees that all matters related to the Property to which Purchaser has previously objected under the Agreement (including title and survey objections) have been resolved to Purchaser’s satisfaction or Purchaser hereby waives such objections. Purchaser acknowledges and agrees that the title exceptions listed in Schedule B of the last version of the Title Commitment it has received as of the date of this Amendment are Permitted

Exceptions under the Agreement. Purchaser acknowledges and agrees that Seller has delivered the Property Information as required under Section 3.1 of the Original Agreement and Purchaser has had adequate opportunity to review such items. Purchaser further agrees that Purchaser’s sole rights to terminate the Agreement from and after the date of this Amendment (each, a "Purchaser Permitted Termination Right") shall only be with respect to (a) a material change in a representation or warranty of Seller which permits Purchaser to terminate the Agreement pursuant to Section 8 of the Original Agreement, or (b) the failure of any of the Purchaser’s Conditions as set forth in Section 10 of the Original Agreement, or (c) a casualty or condemnation event which permits Purchaser to terminate the Agreement under Section 15 of the Original Agreement, or (d) a default by Seller under the Agreement as described in Section 16.2 of the Original Agreement.

4.    Earnest Money. The existing $200,000 Deposit is deemed to be non-refundable to Purchaser, except as set forth below. Upon the later to occur of (i) Seller’s delivery to Purchaser of the remaining Required Tenant Executed Estoppels and (ii) Purchaser's election to extend the Closing Date pursuant to Section 5 below, Purchaser and Seller agree that the $200,000 Deposit currently held by Escrow Agent shall be permitted to be released by Escrow Agent to Seller, and Escrow Agent shall be authorized upon request by Seller to release the $200,000 Deposit to Seller. The Deposit, once so released to Seller, shall be held and applied by Seller in accordance with the terms of the Original Agreement (as amended by this Amendment), and shall only be refundable to Purchaser following the termination of the Agreement by Purchaser pursuant to a Purchaser Permitted Termination Right. In addition, in the event Purchaser fails to timely close the purchase of the Property for any reason other than a Purchaser Permitted Termination Right, Purchaser and Seller agree that the $200,000 Deposit currently held by Escrow Agent shall be permitted to be released by Escrow Agent to Seller, and Escrow Agent shall be authorized upon request by Seller to release the $200,000 Deposit to Seller.

5.    Additional Extension of Closing Date; Additional Deposit. Purchaser is hereby granted an additional one (1) time right to extend the Closing Date for an additional thirty (30) day period by delivering written notice thereof to Seller at least two (2) business days prior to the Closing Date (as modified by Section 2 above). In consideration for such further extension of the Closing Date, if exercised by Purchaser, Purchaser shall deliver to Escrow Agent no later than 3:00 p.m. Dallas, Texas time on June 1, 2012, an additional Deposit equal to $100,000.00, which additional Deposit shall be deemed to be non-refundable to Purchaser, except as set forth below. If the Closing Date is extended as provided in this Section 5, the terms and conditions of Section 3 of this Amendment would continue to apply. The additional Deposit shall be held and applied by Escrow Agent in accordance with the terms of the Original Agreement (as amended by this Amendment), and shall only be refundable to Purchaser following the termination of the Agreement by Purchaser pursuant to a Purchaser Permitted Termination Right. In addition, in the event Purchaser extends the Closing Date pursuant to this Section 5 and thereafter fails to timely close the purchase of the Property for any reason other than a Purchaser Permitted Termination Right, Purchaser and Seller agree that the additional Deposit shall be permitted to be released by Escrow Agent to Seller, and Escrow Agent shall be authorized upon request by Seller to release the additional Deposit to Seller.

6.    Brokerage. Section 12 of the Original Agreement is amended by replacing the reference to “$200,000.00” with “$192,000.00”.

7.    Counterpart Execution. This Amendment may be executed in multiple counterparts, which, when combined together, shall constitute an original of this Amendment. In addition, facsimile or email signatures of the parties shall be effective on all counterparts of this Amendment.

8.    Entire Agreement. This Amendment, together with the Agreement, embodies the entire agreement of the parties hereto, and incorporates all previous correspondence or communications, whether written or oral. The Agreement, as amended by this Amendment, can only be further modified or varied by written instrument subscribed to by all of the parties hereto.

9.    Escrow Agreement. Seller and Purchaser hereby confirm that the Earnest Money Escrow Agreement shall be deemed amended to the extent applicable by the terms and provisions of this Amendment.

This Amendment has been executed by Seller and Purchaser to be effective as of the date first indicated above.

SELLER:

NWC LIBERTY GROVE & SH 66, LTD.,
                        a Texas limited partnership

By:    DEVCO GP, INC.,
                            a Texas corporation,
                            its general partner

By:
                            Name:
                            Title:

PURCHASER:

                        AMERICAN REALTY CAPITAL IV, LLC,
                        a Delaware limited liability company

By:
                        Name:
                        Title: